Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. ● Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	ashoemaker@oxfordinc.com
FOR IMMEDIATE RELEASE
  February 6, 2008
Oxford Industries Issues Guidance for Full Year and First Quarter of Fiscal 2008
ATLANTA, GA. — Oxford Industries, Inc. (NYSE:OXM) today issued guidance for both the full year and first quarter of fiscal 2008. For fiscal year 2008 which ends on January 31, 2009, the Company is projecting net sales of $1.01 billion to $1.06 billion, which is down slightly from the Company’s estimate for the twelve month period ended February 2, 2008. Diluted earnings per common share are projected to be between $2.35 and $2.50, comparable to the Company’s estimate for the twelve month period ended February 2, 2008.
“We expect that the current economic issues, both in the United States and the rest of the world, will continue to impact our business at wholesale and retail.” commented J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc. “Over the years we have seen our share of economic downturns and we are confident that our team is well prepared to weather this environment through conservative planning and careful, prudent inventory management.”
Mr. Lanier continued, “In times like these, we believe that it is more important than ever to continue to invest in and protect our brands to foster their long-term growth and development. We are committed to ensuring that we take appropriate actions to maximize value to our shareholders and will continue to explore strategic opportunities, both within our existing portfolio of businesses and in the broader apparel market, to achieve this goal.”
The Company expects net sales for the first quarter commencing February 3, 2008 and ending May 3, 2008 to be in the range of $265 million to $270 million and first quarter diluted earnings per common share to be between $0.55 and $0.60. The three month period ended May 4, 2007, which was not a reported quarter, had net sales of approximately $292 million and diluted earnings per common share of approximately $0.95.
The Company attributed the expected decline in first quarter net sales primarily to a planned sales decline in Oxford Apparel, a decline in Ben Sherman wholesale sales due to the exit of certain accounts as Ben Sherman elevates to a more aspirational channel of distribution in the U.K., and the discontinuation of its Evisu business in the U.S. The expected first quarter decline in diluted earnings per common share was attributed primarily to higher expenses at Tommy Bahama due to increased marketing spend, costs associated with the opening of two additional retail-restaurant compounds and additional investment in the e-commerce website, as well as lower Ben Sherman and Oxford Apparel sales.

The Company’s diluted earnings per share projections incorporate the anticipated results of the Company’s ongoing accelerated share repurchase program.
The Company will hold a conference call with senior management to discuss guidance at 8:30 AM ET today. A live webcast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference webcast and download any necessary software.
A replay of the call will be available through February 20, 2008. To access the telephone replay, participants should dial (303) 590-3030. The access code for the replay is 3840744. A replay of the webcast will also be available following the teleconference on Oxford Industries’ corporate website at www.oxfordinc.com.
About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Dockers®, Kenneth Cole® and O Oscar™ labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company also operates retail, restaurants and Internet websites for some of its brands.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all such forward-looking statements contained herein, the entire contents of our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding general and regional economic conditions, including those that affect consumer demand and spending, demand for our products, timing of shipments to our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, and the results of the ongoing share repurchase transaction. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-K for the fiscal year ended June 1, 2007 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.